Exhibit 5.1

June 29, 2022

Painreform Ltd.
65 Yigal Alon St.
Tel Aviv, 67443164
Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM S-8

We are acting as Israeli counsel for Painreform Ltd., an Israeli company (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 1,000,000 Ordinary Shares 0.01 NIS par value of the Company (the “Plan Shares”) under the Painreform 2019 Option Plan (together the “Plan”).

In rendering our opinion, we have examined, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the Plan, and the terms of any agreements relating to such issuance, will be upon receipt of the consideration provided for in the Plan, validly issued, fully paid and non-assessable.

This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit A to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
     /s/ Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co
Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co
Advocates & Notaries

mail@dtkgg.com www.dtkgg.com
Haifa & Northern: 7 Palyam Blvd. Haifa,
(Phoenix House) 7th Floor, 3309510
Tel. +972-4-8147500 | Fax 972-4-8555976
Banking & Collection, 6th Floor
Tel. 972-4-8353700 | Fax 972-4-8702477

Romania: 7 Franklin, 1st District, Bucharest
Cyprus: 9 Zenonos Kitieos St., 2406 Engomi, Nicosia

Central: B.S.R. Tower 4, 33th Floor,
7 metsada St. Bnei Brak, 5126112
Tel. 972-3-6109100 | Fax +972-3-6127449
Tel. 972-3-6133371 | Fax +972-3-6133372
Tel. 972-3-7940700 | Fax +972-3-7467470
Tel. 972-3-6114455 | Fax +972-3-6131170

SRF New York: 1185 Avenue of the Americas,37th Floor | New York, NY 10036